Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated April 8, 2020 (except for Note 19(e), as to which the date is June 15, 2020), with respect to the consolidated financial statements of Forma Therapeutics Holdings, Inc. included in the Registration Statement (Form S-1 No. 333-251198) and related Prospectus of Forma Therapeutics Holdings, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

December 10, 2020